QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

For:	Duane Reade Inc.
Approved By:	John Henry (212) 273-5746 SVP—Chief Financial Officer
Contact:	Cara O'Brien/Lila Sharifian Press: Stephanie Sampiere (212) 850-5600 Financial Dynamics

FOR IMMEDIATE RELEASE

DUANE READE INC. REPORTS FIRST QUARTER SALES AND EARNINGS RESULTS

        New York, New York, April 21, 2004—Duane Reade Inc. (NYSE: DRD) today reported financial results for the first quarter ended March 27, 2004.

First Quarter Results

        Net sales increased 4.8% to $349.6 million, compared with $333.6 million in the same period last year. Pharmacy sales increased 10.2% and represented 45.3% of total sales, compared with 43.1% last year. Total same-store sales increased 1.6%. Pharmacy same-store sales increased 6.6% during the quarter and front-end same-store sales declined 2.3%, largely due to declining tobacco sales in metro New York City. Excluding tobacco sales, front-end same-store sales decreased by approximately 0.6%.

        Net income was $2.7 million, or $0.11 per diluted share, excluding pre-tax transaction costs of $1.1 million incurred in connection with the planned acquisition by Oak Hill Capital and pre-tax labor contingency expenses of $1.1 million associated with a previously announced National Labor Relations Board administrative law judge recommendation. Including both the transaction costs and labor contingency expenses, net income was $1.4 million, or $0.06 per diluted share. Net income for the first quarter of 2003 was $3.1 million, or $0.13 per diluted share, including a pre-tax charge of $0.1 million representing the early retirement premium on the redemption of higher cost debt.

        Gross profit margin for the quarter was 21.7%, compared to 21.0% in the comparable prior year period, reflecting improved front-end selling margins and lower shrink losses.

        Selling, general and administrative expenses for the quarter amounted to $58.6 million, or 16.8% of sales, compared to $53.6 million, or 16.1% of sales, in the same period last year. The increase as a percentage of sales is primarily attributable to higher legal and litigation related expenses associated with certain labor issues and the Company's efforts to recover its World Trade Center business interruption insurance claim, higher promotional and advertising expenses, severance costs associated with certain administrative staff reductions and higher insurance costs.

        FIFO EBITDA for the quarter amounted to $18.8 million, or 5.4% of sales, compared to $18.6 million, or 5.6% of sales last year. Excluding the higher litigation and severance-related expenses, FIFO EBITDA in the current year amounted to $19.7 million, or 5.6% of sales.

        Cash flow from operating activities for the quarter was $12.2 million, or 3.5% of sales, compared to $3.7 million, or 1.1% of sales in the prior year's first quarter. The improved cash flow from operations was primarily attributable to reductions in inventory purchases versus the previous year.

        During the quarter the Company opened three new stores and closed one store, compared to seven new stores opened and three stores closed in the year ago period. Pre-opening expenses for the three new locations were $0.2 million, compared to $0.4 million for the seven new stores in the prior year.

        Commenting on the Company's performance, Anthony J. Cuti, Chairman of the Board and Chief Executive Officer, stated, "First quarter sales and profit were impacted by a sluggish regional economy, however, recent positive trends in some leading indicators may suggest a gradual improvement. Nevertheless, Duane Reade is continuing to work on initiatives to reduce costs and strengthen its stores' market position through improved target marketing and strategic relocations. Also, we continue to pursue our announced acquisition by Oak Hill Capital. Our preliminary proxy statement relating to the acquisition was filed on March 19, 2004, and we expect to close the transaction by the end of June."

        The Company will hold a conference call on Wednesday, April 21, 2004 at 10:00 AM Eastern Time to discuss financial results for the first quarter of 2004. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com) and the call will be archived on the website until May 5,

2004. Additionally, a replay of the conference call will be available from 12:00 PM Eastern Time on April 21, 2004 until 12:00 PM Eastern Time on April 25, 2004. The replay can be accessed by dialing (800) 934-7855, access code "DRD."

        Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of March 27, 2004, the Company operated 243 stores.

Important Information

        In connection with the acquisition by Oak Hill, Duane Reade and the Oak Hill entities have filed relevant materials with the Securities and Exchange Commission (the "SEC"), including a preliminary proxy statement, which was filed on March 19, 2004. The definitive proxy statement will be sent to holders of Duane Reade's common stock if and when it becomes available. Holders of Duane Reade common stock are urged to read the preliminary proxy statement on file with the SEC, the definitive proxy statement if and when it becomes available and any other relevant materials filed by Duane Reade or the Oak Hill entities because they contain, or will contain, important information. The preliminary proxy statement is available, and the definitive proxy statement will be available if and when it is filed, for free (along with any other documents and reports filed by Duane Reade with the SEC) at the SEC's website, www.sec.gov. In addition, you may obtain documents filed with the SEC by Duane Reade free of charge by requesting them in writing from Duane Reade Inc., 440 Ninth Avenue, New York, New York 10001, Attention: Corporate Secretary, or by telephone at (212) 273-5700.

Participant Information

        Duane Reade Shareholders, LLC, Duane Reade Holdings, Inc. and Duane Reade Acquisition Corp. were formed as the acquiring entities at the direction of the equity sponsors, which currently include Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P. and certain members of Duane Reade's management. Andrew J. Nathanson and Tyler J. Wolfram are the initial directors of each newly formed Delaware corporation. These entities and their directors and officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. As of the date of this communication, Mr. Nathanson has an indirect interest (through his participation in an investment partnership) of less than 1% in the outstanding shares of the common stock of Duane Reade and none of the other foregoing participants has any direct or indirect interest, by security holdings or otherwise, in Duane Reade.

        Duane Reade and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for Duane Reade's 2003 annual meeting of stockholders filed with the SEC on April 10, 2003 and the Form 4s filed by Duane Reade's directors and executive officers since April 10, 2003. Stockholders may obtain additional information regarding the interests of such participants by reading the preliminary proxy statement and the definitive proxy statement, if and when it becomes available.

        Except for historical information contained herein and statements relating to the acquisition of the Company by Oak Hill, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections relating to, among other things, the acquisition of the Company by Oak Hill that constitute "forward-looking" statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drugstore industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in Duane Reade's reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

Tables to follow

DUANE READE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	For the 13 Weeks Ended
	March 27, 2004	March 29, 2003
Net sales	$349,550	$333,622
Cost of sales	273,785	263,433

Gross profit	75,765	70,189

Selling, general & administrative expenses	58,643	53,574
Labor contingency expense	1,100	—
Transaction expense	1,102	—
Depreciation and amortization	9,066	7,557
Store pre-opening expenses	157	416

	70,068	61,547

Operating income	5,697	8,642
Interest expense, net	3,437	3,517
Debt extinguishment	—	105

Income before income taxes	2,260	5,020
Income taxes	904	1,908

Net income	$1,356	$3,112

Net Income Per Common Share—Basic (1):
Net income	$0.06	$0.13

Weighted average common shares outstanding	24,409	24,038

Net Income Per Common Share—Diluted (1):
Net income	$0.06	$0.13

Weighted average common shares outstanding	24,651	24,368

(1)
Earnings per share amounts are calculated based on the weighted average shares outstanding and may not add due to rounding.

Duane Reade Inc.
Consolidated Balance Sheets
(In thousands)

	March 27, 2004	December 27, 2003
	(Unaudited)
Current Assets
Cash	$1,285	$1,252
Receivables (1)	59,124	53,689
Inventories (2)	250,029	259,765
Current Portion of Deferred Taxes	7,923	8,150
Prepaid Expenses and Other Current Assets (3)	17,751	19,504

Total Current Assets	336,112	342,360
Property and Equipment, net	191,055	189,469
Goodwill, net	161,625	161,318
Deferred Taxes	4,940	5,543
Other Assets (4)	99,651	88,836

Total Assets	$793,383	$787,526

Current Liabilities
Accounts Payable	$76,837	$85,258
Accrued Expenses (5)	34,563	29,122
Current Portion of Capital Leases	431	422

Total Current Liabilities	111,831	114,802
Other Liabilities (6)	65,357	62,915
Long Term Debt and Capital Leases	277,462	272,488

Total Liabilities	454,650	450,205

Total Stockholders' Equity	338,733	337,321

Total Liabilities and Stockholders' Equity	$793,383	$787,526

  Certain prior year amounts have been reclassified to conform to the current year's presentation.

(1)
Includes third party pharmacy receivables of $37,872 and $33,672 at March 27, 2004 and December 27, 2003, respectively.

(2)
Inventory decrease of $9,736 from December 27, 2003 is attributable to a reduction in merchandise purchasing, reflecting the Company's focus on working capital management.

(3)
Decrease in prepaids and other current assets from December 27, 2003 is primarily due to the collection of property insurance recoveries and other short term assets.

(4)
Increase in other assets from December 27, 2003 is primarily due to the payment of premiums for executive split dollar life insurance policies, combined with additions to customer list and lease acquisition costs.

(5)
Increase in accrued expenses from December 27, 2003 is primarily due to increased interest payable related to the convertible notes, as well as increases in accrued payroll and accrued rent expenses.

(6)
Increase in other liabilities from December 27, 2003 is primarily due to the deferred rent impact of new stores added during the quarter, combined with the additional labor contingency accrual recorded during the period.

Duane Reade Inc.
Operating Data (Unaudited)
(Dollars in thousands)

	For the 13 Weeks Ended
	March 27, 2004	March 29, 2003
EBITDA (LIFO Basis) (1)	$18,559	$18,491
add back LIFO Expense	240	150

EBITDA (FIFO Basis) (1)	$18,799	$18,641

FIFO EBITDA as a percentage of net sales	5.4%	5.6%
Capital expenditures	$7,862	$14,250
Same-store sales growth	1.6%	1.5%
Pharmacy same-store sales growth	6.6%	6.4%
Front-end same-store sales growth	-2.3%	-2.0%
Pharmacy sales as a % of net sales	45.3%	43.1%
Third Party sales as a % of pharmacy sales	92.0%	91.1%
Average weekly prescriptions filled per store (2)	862	878
Number of stores at end of period	243	232
Retail square footage at end of period	1,732,727	1,628,567
Average store size (sq.ft.) at end of period	7,131	7,020

(1)
As used in this report, EBITDA means earnings before interest, income taxes, depreciation, amortization, transaction expenses, debt extinguishment costs, extraordinary charges, non-recurring charges and other non-cash items (primarily deferred rents). We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash and unusual charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although security analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles. A reconciliation of EBITDA to both net income and cash flow provided by operating activities is provided on the following page of this release.

(2)
Comparative stores only, does not include new stores.

Duane Reade Inc.
Reconciliation of EBITDA to Net Income and
Net Cash Provided by Operating Activities (Unaudited)
(Dollars in thousands)

	For the 13 Weeks Ended
	March 27, 2004	March 29, 2003
EBITDA	$18,559	$18,491
Depreciation and amortization	(9,066)	(7,557)
Deferred rent	(1,594)	(2,292)
Labor contingency expense	(1,100)	—
Transaction expense	(1,102)	—
Debt extinguishment	—	(105)
Interest expense	(3,437)	(3,517)
Income taxes	(904)	(1,908)

Net income	$1,356	$3,112

Net income	1,356	3,112
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property	6,276	5,117
Amortization of goodwill, intangibles and deferred financing costs	3,268	2,948
Deferred tax provision	830	1,909
Non-cash rent expense and other	1,594	2,323
Changes in operating assets and liabilities (net of effect of acquisitions):
Receivables	(5,435)	(150)
Inventories	10,509	(11,785)
Accounts payable	(8,421)	3,056
Prepaid and accrued expenses	6,645	693
Other assets/liabilities, net	(4,428)	(3,476)

Cash provided by operating activities	$12,194	$3,747

QuickLinks

  Exhibit 99.1
DUANE READE INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (In thousands, except per share amounts)
Duane Reade Inc. Consolidated Balance Sheets (In thousands)
Duane Reade Inc. Operating Data (Unaudited) (Dollars in thousands)
Duane Reade Inc. Reconciliation of EBITDA to Net Income and Net Cash Provided by Operating Activities (Unaudited) (Dollars in thousands)